Exhibit 99.1

AMERICAN FINANCE TRUST Interview and fireside chat from Nareit REITweek 2020 are now available on demand at americanfinancetrust.com

NEW YORK –June 15, 2020 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that replays of an interview with Michael Weil, CEO of AFIN and a fireside chat featuring Mr. Weil and Katie Kurtz, CFO of AFIN, are now available on AFIN’s website at www.americanfinancetrust.com.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets and that the information about second quarter to date rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063